Exhibit 24.7

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that I, Charisse R. Lillie, do hereby appoint Calvin G. Butler, Jr. and Colette D. Honorable, or either of them, attorney for me and in my name and on my behalf to sign the annual Securities and Exchange Commission report on Form 10-K for 2024 of Exelon Corporation, together with any amendments thereto, to be filed with the Securities and Exchange Commission, and generally to do and perform all things necessary to be done in the premises as fully and effectually in all respects as I could do if personally present.

/s/ CHARISSE R. LILLIE
Charisse R. Lillie

DATE: February 4, 2025